Exhibit 99.4

CONSENT OF MERCER CAPITAL MANAGEMENT, INC.

March 6, 2020

Board of Directors

The Bank of Waynesboro

201 South Main Street

Waynesboro, Tennessee 38485

Mercer Capital Management, Inc. hereby consents to the inclusion of our fairness opinion, dated January 23, 2020, delivered to the special committee of the board of directors of The Bank of Waynesboro, as Appendix D to the proxy statements/prospectus forming a part of the Registration Statement on Form S-4 of CapStar Financial Holdings, Inc., as the same may be amended from time to time (the “Registration Statement”), and to references to our firm and such opinion, and summaries thereof, in such proxy statements/prospectus. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of, or that we are experts with respect to any part of the Registration Statement as the term “expert” is used in, the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sincerely,

MERCER CAPITAL MANAGEMENT, INC.

/s/ Mercer Capital Management, Inc.

Memphis, Tennessee